Exhibit 99.1

Baylake Corp. Reports 34% Year-over-Year Earnings Growth in Second Quarter 2013

Sturgeon Bay, Wisconsin, July 18, 2013 – Baylake Corp. (“the Company”) (OTCQB:BYLK), holding company for Baylake Bank (“the Bank”), which provides full service banking and financial services from 22 locations in Northeast and Central Wisconsin, today announced results for the quarter and six months ended June 30, 2013.  The Company’s results reflected continuing earnings growth, significant year-over-year and consecutive quarter reduction of non-performing assets, and greater balance sheet efficiency.

For the quarter ended June 30, 2013, the Company’s net income was $1.73 million or $0.19 per diluted share, up 34% compared with $1.29 million or $0.15 per diluted share for the quarter ended June 30, 2012. For the six months ended June 30, 2013, net income increased 33% to $3.49 million or $0.38 per diluted share compared with $2.63 million or $0.30 per diluted share for the comparable period in 2012.

As part of the Company’s ongoing focus on streamlining its business operations, four branch offices located in Waupaca County, WI, were sold in September 2012, and the Company closed one branch location in second quarter 2013.  As these activities have contributed to a leaner balance sheet, the Company is operating more efficiently while focusing greater resources on markets with more robust commercial lending opportunities.

HIGHLIGHTS

•

Earnings growth in both the second quarter and first half of 2013 reflected lower interest expense, increased productivity and efficiency resulting from a leaner asset base, and a decrease of $1.7 million and $2.8 million, respectively in the Bank’s loan loss provision due to improving asset quality compared with the quarter and six months ended June 30, 2012.

•

Return on average assets (ROAA) increased to 0.73% and return on average equity (ROAE) improved to 7.31% in the second quarter of 2013 compared with 0.50% and 5.93%, respectively, in the second quarter of 2012.

•

The Bank’s non-performing loans to total loans ratio declined to 1.39% at June 30, 2013, compared with 3.10% at June 30, 2012, reflecting the Company’s continued focus on improving overall asset quality.

•

The loan loss reserve to total non-performing loan ratio strengthened to 105.73% at June 30, 2013, compared with 64.73% at June 30, 2012.

•

Revenues from fiduciary services and fees earned from financial services activities, as well as earnings from the Company’s data processing affiliate grew in the second quarter of 2013.  The Bank’s mortgage division experienced another strong quarter of loan origination; however the second quarter of 2013 saw a larger proportion of loan origination shift towards bank portfolio loan products versus secondary market origination.

•

The Company increased key capital strength measurements, with a Tier 1 total risk-based capital ratio of 14.17% at June 30, 2013 compared with 11.69% at June 30, 2012. Total risk based capital was 16.82% at June 30, 2013 compared with 14.24% at June 30, 2012.  The Company’s Tier 1 leverage ratio grew to 10.24% at June 30, 2013, compared with 8.25% at June 30, 2012.

•

On July 16, 2013 the Company declared a dividend of $0.06 per share for the third quarter of 2013 for shareholders of record as of August 12, 2013; an increase of $0.01 per share from $0.05 per share declared for the prior quarter.  The dividend will be paid on September 3, 2013, and represents the fifth dividend increase declared by the Company in seven consecutive quarters.

•

Shareholders’ equity to assets increased to 9.89% at June 30, 2013 compared with 8.49% a year earlier.

•

United Financial Services (“UFS”), the Bank’s co-owned data processing and e-banking affiliate, announced its acquisition on June 28, 2013 of Missouri Valley Technologies, a St. Louis-based data processing company.  The acquisition adds 13 new community bank customers located in Missouri, Kansas, Illinois and Arkansas to the existing roster of 43 Wisconsin-based community banks that UFS currently services.

“Our growth in earnings clearly illustrates the positive impact our focus on the efficiency and productivity of our banking network has had on our performance,” said Robert J. Cera, President and CEO. “By satisfactorily addressing the majority of our legacy non-performing loans and continuing to focus on the refinement of our retail delivery channels, we feel confident in our ability to generate further gains in shareholder value, profitability, and net loan growth.  We continue to prudently examine opportunities to grow the Baylake franchise with a focus on highly productive and efficient growth.”

“Trimming expenses, improving efficiency and enhancing the Bank’s earnings remain important elements of the Company’s turnaround story, however organic growth and growth through potential acquisitions will be the key component of our long-term strategy to enhance shareholder value.  Our mortgage lending business has been posting excellent results, and we have been pleased with our ability to respond to the slowing refinancing market with wins in new home purchase mortgage originations.  Commercial lending continues to grow even in a highly competitive and rate-sensitive environment.  Our ability to offer a variety of treasury management products and services has also enhanced our ability to win a greater share of commercial clients’ cash management business.

We are very pleased with the growing non-interest income contributions from our 49.8% equity stake in UFS, as well as the potential strategic opportunities presented from the UFS acquisition that closed at the end of the second quarter.  We also look forward to increasing contributions from our financial advisory, wealth management and trust business lines – all areas where we can leverage the Baylake brand and reputation we have established throughout Northeast and Central Wisconsin, as well as the Bank’s 135 year history of providing quality financial services.  As I have noted before, with key regulatory issues behind us, improved asset quality, and a sound capital position, we remain strongly positioned to focus on growth and building long-term shareholder value.”

Net interest income before loan loss provision fell to $7.35 million in the second quarter of 2013 from $8.20 million in the second quarter of 2012, primarily reflecting the impact of the 2012 sale of branches, offset in part by other strategic reductions in interest expense discussed in more detail below.  Net interest income after provision for loan losses, however, increased to $6.75 million in the second quarter of 2013 from $5.92 million in the second quarter of 2012, reflecting a significantly lower provision in the second quarter of 2013 in response to the continued reduction in the Bank’s non-performing loans during the period.

Cera explained that, in addition to the sale of the branches in 2012, the Bank’s ongoing strategy to reduce wholesale borrowings also contributed to reduced interest expense.  At June 30, 2013, the Bank’s borrowings were $62.46 million compared with $91.57 million at December 31, 2012. Strong management of deposit interest rates contributed to a further reduction in the Bank’s cost of funds.  Overall, net interest margin improved modestly to 3.55% for the quarter ended June 30, 2013 compared with 3.45% for the linked first quarter of 2013.

Total non-interest income in the second quarter of 2013 was $2.36 million, compared with $4.34 million in second quarter of 2012.  The Company had lower gain on sales of loans, securities and equipment, and lower service charges on deposit accounts, partially offset by increased fees from fiduciary services, financial services and income relating to the Company’s equity stake in UFS.  Cera noted that there were a number of loans in the process of being sold at June 30, 2013 that had not closed prior to quarter end.

Non-interest expense in second quarter 2013 was $6.68 million compared with $8.88 million in second quarter 2012.  The 25% decline primarily reflected a significant reduction in operating costs related to foreclosed properties as well as lower loan and collection fees, reduced occupancy and employee salary and benefits costs related to sold and closed branches, and reduced FDIC insurance premiums.

First Half 2013 Income Statement Highlights

Net interest income after provision for loan losses in the first half of 2013 was $13.51 million, compared with $12.49 million in the first half of 2012, with the improvement primarily reflecting a decline in the Company’s loan loss provision to $1.20 million in the first half of 2013 versus $4.03 million in the first half of 2012. Net interest income before loan loss provision was $14.71 million in the first half of 2013 compared with $16.52 million in the first half of 2012, primarily reflecting the 2012 sale of branches. Total interest expense declined to $2.51 million in the first half of 2013, compared with $3.78 million in the first half of 2012.

Total non-interest income in the first half 2013 was $4.86 million compared with $7.39 million in first half 2012, which included a $1.59 million gain from the sale of securities. Gains from sales of loans in the first half of 2013 increased 18% to $1.03 million from $0.87 million in the first half of 2012, and higher fees from fiduciary services, financial services (including treasury management) income, and earnings related to 49.8% equity in UFS all contributed to the increase.

Cera noted that several experienced bankers were recently added to the retail banking sales team in both the Green Bay and Door County markets; individuals who have the potential to bring new business and personal banking opportunities to the Bank quickly, better positioning the Bank to grow meaningful new customer relationships in those markets.

Non-interest expense in the first half of 2013 declined 19% to $13.49 million compared with $16.71 million in the first half of 2012, primarily reflecting lower foreclosed property-related costs, lower FDIC insurance premiums, lower salary and employee benefits costs and reduced loan and collection-related expenses.

Balance Sheet, Asset Quality

At June 30, 2013, total assets were $944.96 million, compared with $1.04 billion at June 30, 2012 and $1.02 billion at December 31, 2012, primarily reflecting branch sales late in 2012 and pay-offs of problem and substandard credits.  Total loans were $599.52 million at June 30, 2013, down from $635.34 million at June 30, 2012. However, new loan production was reflected in a $3.09 million increase from $596.43 million in total loans at December 31, 2012.

Total deposits equaled $756.46 million at June 30, 2013, compared with $845.28 million at June 30, 2012 and $806.02 million at December 31, 2012, reflecting the aforementioned branch sale as well.  Cera noted that not only has the bank’s strategy of replacing higher cost funding sources with lower cost or non-interest bearing core deposits been successful, but also believes the Bank has successfully retained a high percentage of rate-shopping customers by providing a customer-friendly banking experience, including competitive Web-based banking capabilities through its www.baylake.com site.

“We recognize that while community bank customers appreciate the personal contact of branch locations when needed, they are increasingly conducting routine transactions via the Internet and other electronic delivery channels,” explained Cera.  “We think our site is easy to navigate and provides convenience for our customers, and also contains key information about the benefits of working with a community bank. We have demonstrated to our customers that knowledgeable and well-trained bank staff are not only available to them when needed, but that our commitment to service and the principles of our community-minded organization remain consistent regardless of the delivery channel chosen, including our mobile banking and Web-based services.”

Attention to balance sheet quality resulted in a sharp year-over year decline in non-performing assets, including loans and other real estate owned (OREO), to $15.90 million at June 30, 2013 compared with $24.92 million at December 31, 2012 and $30.03 million at June 30, 2012. Non-performing loans were $8.35 million at the end of second quarter 2013, a 58% reduction from June 30, 2012 levels of $19.67 million and a 42% decrease from non-performing loan levels at year-end 2012. the Company’s net charge-offs to average loans (annualized) dropped to 0.06% for the quarter ended June 30, 2013 compared with 0.50%  for the quarter ended June 30, 2012.

The Company’s improved financial performance resulted in a 6% increase in stockholders’ equity at June 30, 2013 to $93.47 million, compared with $88.19 million at June 30, 2012.  Stockholders’ equity was $93.14 million at December 31, 2012.

Cera concluded: “Baylake Bank is a revitalized franchise, able to build on its long history in Wisconsin with a diversified selection of financial solutions and a stronger capital position.  Our experienced team is ready and willing to meet the needs of the markets we serve, while we focus on expanding the scope of our reach into new contiguous markets.  We believe the Company’s future is bright and we look forward to rewarding our shareholders through our focus on growing earnings and total assets in a prudent manner.”

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 22 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Outagamie and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the Company’s business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at June 30, 2013 and 2012 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) June 30 numbers are UNAUDITED	June 30, 2013	December 31, 2012	June 30, 2012
	(dollars in thousands, except share and per share data)
Total assets	$ 944,958	$ 1,023,971	$ 1,038,789
Investment securities (1)	234,739	242,019	255,512
Total loans	599,519	596,427	635,339
Total deposits	756,459	806,015	845,276
Borrowings (2)	62,457	91,568	72,697
Subordinated debentures	16,100	16,100	16,100
Convertible promissory notes	9,400	9,400	9,450
Stockholders’ equity	93,465	93,144	88,187
Non-performing loans (3)	8,345	14,448	19,672
Non-performing assets (3)	15,898	24,924	30,029
Restructured loans, accruing	3,959	3,931	4,715
Shares outstanding	7,960,486	7,937,347	7,927,347
Book value per share	$ 11.74	$ 11.73	$ 11.12

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30,		June 30,
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data – UNAUDITED	2013	2012	2013	2012
Total interest income	$ 8,564	$ 9,982	$ 17,217	$ 20,300
Total interest expense	1,218	1,784	2,511	3,782
Net interest income before provision for loan losses	7,346	8,198	14,706	16,518
Provision for loan losses	600	2,275	1,200	4,025
Net interest income after provision for loan losses	6,746	5,923	13,506	12,493

Total non-interest income	2,359	4,342	4,858	7,387
Total non-interest expense	6,679	8,877	13,487	16,710

Income before income taxes	2,426	1,388	4,877	3,170
Income tax expense	695	94	1,391	544
Net income	$ 1,731	$ 1,294	$ 3,486	$ 2,626

Selected Operations Data – UNAUDITED
Per Share Data: (4)
Net income per share (basic)	$ 0.22	$ 0.16	$ 0.44	$ 0.33
Net income per share (diluted)	$ 0.19	$ 0.15	$ 0.38	$ 0.30
Cash dividends per common share	$ 0.05	$ 0.01	$ 0.09	$ 0.02
Book value per share	$ 11.74	$ 11.12	$ 11.74	$ 11.12

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Performance Ratios: (5)
Return on average total assets	0.73%	0.50%	0.73%	0.50%
Return on average total shareholders’ equity	7.31%	5.93%	7.45%	6.07%
Net interest margin (6)	3.55%	3.55%	3.50%	3.53%
Net interest spread (6)	3.44%	3.45%	3.40%	3.44%
Efficiency ratio (9)	68.46%	78.71%	67.78%	75.19%
Non-interest income to average assets	1.00%	1.66%	1.02%	1.40%
Non-interest expense to average assets	2.83%	3.40%	2.83%	3.17%
Net overhead ratio (7)	1.83%	1.74%	1.81%	1.77%
Average loan to average deposit ratio	68.82%	75.33%	67.62%	74.49%
Average interest earning assets to average interest bearing liabilities	118.18%	112.72%	117.75%	112.21%

Asset Quality Ratios: (3)(5)
Non-performing loans to total loans	1.39%	3.10%	1.39%	3.10%
Allowance for loan losses to:
Total loans	1.47%	2.00%	1.47%	2.00%
Non-performing loans	105.73%	64.73%	105.73%	64.73%
Net charge-offs to average loans (annualized)	0.06%	0.50%	0.52%	0.61%
Non-performing assets to total assets	1.68%	2.89%	1.68%	2.89%

Capital Ratios: (5)(8)
Stockholders’ equity to assets	9.89%	8.49%	9.89%	8.49%
Tier 1 risk-based capital	14.17%	11.69%	14.17%	11.69%
Total risk-based capital	16.82%	14.24%	16.82%	14.24%
Tier 1 leverage ratio	10.24%	8.25%	10.24%	8.25%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	22	27	22	27
Number of full-time equivalent employees	264	291	264	291

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and net gains on sale of fixed assets and land held for sale.